EXHIBIT 10.1

June 24, 2013

Mr. R. Alan Kelley

President

Midwest Energy Emissions Corp.

500 West Wilson Bridge Road Suite 140

Worthington, Ohio 43085

RE:  Sale of Securities

Dear Mr. Kelley,

This amended and restated letter agreement (“Restated Agreement”) hereby amends and restates in its entirety the agreement, dated as of May 1, 2013, (the “Original Letter Agreement”)by and between Midwest Energy Emissions Corp., a Company with its principal executive offices located at the address stated above (together with its affiliates and subsidiaries, the “Company”) and ViewTrade Securities, Inc., a Company with its principal executive offices located at 7280 W Palmetto Park Rd # 105, Boca Raton, FL 33433 (together with its affiliates and subsidiaries, “ViewTrade” or the “Placement Agent”), and in connection with this Restated Agreement, the Company hereby engages ViewTrade to act as the Company’s exclusive Placement Agent in connection with the proposed private placement of equity, debt or equity-linked securities (the “Securities”) of the Company and as such offering may be amended by the Board of Directors of the Company (the “Offering”).  The terms of the Securities to be issued pursuant to the Offering will be substantially in the form to be agreed to by and between the Company and ViewTrade with one or more Accredited Investors (defined below).  The gross proceeds of the Offering are currently contemplated to be up to six million dollars ($6,000,000).

Your acceptance (indicated by your signature below) of this letter agreement (the “Agreement”) will confirm the terms of the engagement between the Placement Agent and the Company.

1)
Appointment. Subject to the terms and conditions of this Agreement, the Company hereby retains the Placement Agent, and the Placement Agent hereby agrees to act, as the Company’s exclusive Placement Agent in connection with the Offering.  As Placement Agent for the Offering, ViewTrade will advise and assist the Company in identifying and assisting the Company in issuing directly or indirectly (in the case of a broker dealer or similar entity) the Securities to, one or more individuals, entities (including but not limited to funds and broker dealers) who are Accredited Investors (“Investors”) in the Offering.  Accredited Investors shall have the meaning given to such term in Regulation D of the Securities Act of 1933. Additionally, it is hereby agreed that there will be an escrow account opened to accept funds from Investors and such escrow account shall be mutually agreed upon by the Company and ViewTrade (Escrow Account).

2)	Information.

(a)
The Company recognizes that, in completing its engagement hereunder, the Placement Agent will be using and relying on publicly available information and on data, material and other information furnished to Placement Agent by the Company or the Company’s affiliates and agents.  The Company will cooperate with ViewTrade and furnish, and cause to be furnished, to ViewTrade, any and all information and data concerning the Company, its subsidiaries and the Offering that ViewTrade deems appropriate, including, without limitation, the Company’s acquisition plans and plans for raising capital or additional financing that is reasonably requested by ViewTrade (the “Information”), including a private placement memorandum, if any currently exists (the “Private Placement Materials”).  The Company represents and warrants that all Information and Private Placement Materials, including, but not limited to, the Company’s financial statements, will be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading.

(b)
It is further agreed that ViewTrade will conduct a due diligence investigation of the Company and the Company will reasonably cooperate with such investigation as a condition of ViewTrade’s obligations hereunder.  The Company recognizes and confirms that the Placement Agent: (i) will use and rely primarily on the Information, the Private Placement Materials and information available from generally recognized public sources in performing the services contemplated by this letter without having independently verified the same; (ii) will be authorized as the Placement Agent to transmit to any prospective investors a copy or copies of any of the following materials approved in advance by the Company: the Private Placement Materials, forms of subscription documents and any other legal documentation supplied to the Placement Agent for transmission to any prospective investors by or on behalf of the Company or by any of the Company’s officers, representatives or agents, in connection with the performance of the Placement Agent’s services hereunder or any transaction contemplated hereby; (iii) does not assume responsibility for the accuracy or completeness of the Information or the Private Placement Materials and such other information, if any provided to the Investors; (iv) will not make an appraisal of any assets of the Company or the Company generally; and (v) retains the right to continue to perform due diligence of the Company, its business and its officers and directors during the course of the engagement.

(c)
Until the date that is two years from the date hereof, ViewTrade will keep all information obtained from the Company confidential except: (i) Information which is otherwise publicly available, or previously known to or obtained by, ViewTrade independently of the Company and without breach of any of ViewTrade’s agreements with the Company or, to the knowledge of ViewTrade without breach of a third parties obligation of confidentiality owed to the Company; (ii) ViewTrade may disclose such information to its officers, directors, employees, agents and representatives, and to its other advisors and financial sources on a need to know basis only and will ensure that all such persons will keep such information strictly confidential.  No such obligation of confidentiality shall apply to information that: (i) is in the public domain as of the date hereof or hereafter enters the public domain without a breach by ViewTrade, (ii) was known or became known by ViewTrade prior to the Company’s disclosure thereof to ViewTrade, other than by breach of ViewTrade’s obligation of confidentiality owed to the Company, (iii) becomes known to ViewTrade from a source other than the Company, and other than by the breach of an obligation of confidentiality owed to the Company, (iv) is disclosed by the Company to a third party without restrictions on its disclosure, (v) is independently developed by ViewTrade or (vi) is required to be disclosed by ViewTrade or its officers, directors, employees, agents, attorneys and to its other advisors and financial sources, pursuant to any order of a court of competent jurisdiction or other governmental body, (including FINRA and the SEC) or as may otherwise be required by law.

(d)
The Company recognizes that in order for ViewTrade to perform properly its obligations in a professional manner, the Company will keep ViewTrade informed of and, to the extent practicable, permit ViewTrade to participate in meetings and discussions between the Company and any third party relating to the matters covered by the terms of ViewTrade’s engagement.  If at any time during the course of ViewTrade’s engagement, the Company becomes aware of any material change in any of the information previously furnished to ViewTrade; it will promptly advise ViewTrade of the change.

3)
Compensation.  Following the execution of this Agreement, the Company shall pay to the Placement Agent $35,000 by check or wire transfer as a non refundable retainer for advising and assisting the Company with preparation for the financing and the Placement Agent’s expenses as follows: $20,000 within 5 days of entering into this Agreement and $15,000 no later than 30 days from entering into this Agreement. As compensation for services rendered and to be rendered hereunder by the Placement Agent, the Company agrees to pay the Placement Agent the following fees in consideration of the services rendered by the Placement Agent in connection with the Offering:

a)
The Company agrees to pay the Placement Agent a commission, cash fee payable upon each instance when monies are disbursed from the Escrow Account to the Company, for purchases of Securities and ViewTrade for their respective fees as defined below of the transaction contemplated by this Agreement (“Closing”) equal to seven percent (7%) of the gross proceeds received by the Company (the “Commission Fee”).

b)
The Company also agrees to pay the Placement Agent a corporate finance fee payable in cash upon each Closing equal to three percent (3%) of the gross proceeds received by the Company at each Closing (“Corporate Finance Fee”).

c)	The Company shall also credit an amount equal to three percent (3%) of the gross proceeds received by the Company on each Closing as a non-accountable expense allowance (“Expense Allowance”).

d)
The Company shall deliver a warrant to the Placement Agent (the “Agent Warrant”) equal to 15% of the Securities issued in the Offering.  Such Agent Warrant will be issued at each Closing and shall provide, among other things, that the Agent Warrant shall (i) be exercisable at an exercise price equal to the price of the Securities (or the exercise price of the Securities) issued to the Investors in the Offering (ii) expire five (5) years from the date of issuance, (iii) contain standard anti-dilution protection and such other anti-dilution protection provided to the Investors, (iv) contain provisions for cashless exercise and (vi) include such other terms as are normal and customary for warrants of this type.

e)
The Company will reimburse the Placement Agent in a timely manner for all reasonable out-of-pocket expenses relating to the Offering, including, but not limited to, printing, road show, travel, due diligence, virtual data room, background checks and other related expenses, provided however, that any single expense item in excess of $1,000 must be approved in advance in writing by the Company. Such reimbursements shall be made at the time of Closing and shall be deducted from the gross proceeds of such Closing.

4)
Business Development Fee. In the case of any business development transaction by the Company including but not limited to a sales contract, joint venture, distribution agreement, licensing agreement, or other similar business development transaction, (“Business Development Fee or BDF”) consummated by the Company or subsidiaries, during the period ending two years from the termination of this Agreement in which the Advisor during the term of this Agreement introduced the other party  to the Company, the Company will pay to the Advisor a fee equal to what is commercially customary for such BDF.

5)	Term of Engagement.

a)
This Agreement will remain in effect until November 30, 2013 during which either party shall have the right to terminate this Agreement upon 48 hour prior written notice to the other.  The date of termination of this Agreement is referred to herein from time to time as the “Termination Date.”  The period of time during which this Agreement remains in effect is referred to herein from time to time as the “Term”.  If, within two years after the Termination Date, the Company completes any private financing of equity or debt or other capital raising activity of the Company (other than the exercise by any person or entity of any options, warrants or other convertible securities other than the warrants issued pursuant to this Agreement) with any of the Investors who were first introduced to the Company in connection with the financing contemplated hereby by ViewTrade, the Company will pay to ViewTrade upon the closing of such financing the compensation set forth in Sections 3(a), 3(b), 3(c) and 3 (d) as a “Source Fee”. The Placement Agent shall supply a list of investors it introduced to the Company no later than 30 days from the termination of the Offering contemplated in this Agreement.

b)
Notwithstanding anything herein to the contrary, subject to the two year limitation described in the preceding paragraph, the obligation to pay the compensation and expenses described in Section 3, this Section 5, Sections 6 -17 and all of Exhibit A attached, hereto (the terms of which are incorporated by reference hereto), will survive any termination or expiration of this Agreement.  The termination of this Agreement shall not affect the Company’s obligation to pay fees to the extent provided for in Section 3 herein and shall not affect the Company’s obligation to reimburse the expenses accruing prior to such termination to the extent provided for herein.  All such fees and reimbursements due shall be paid to the Placement Agent within 10 business days of the Termination Date (in the event such fees and reimbursements are earned or owed as of the Termination Date) or upon the closing of the Offering or any applicable portion thereof (in the event such fees are due pursuant to the terms of Section 3 hereof).

6)
Right of Cancellation. The Company has right to terminate this agreement at any time, with advanced notice of 48 hours. If the Company terminates this agreement (a) within 60 days from the date both parties agree in writing to proposed terms for the Offering, evidenced by a mutually executed term sheet (Commencement Date) or (b) after a minimum of one million dollars is raised in the Offering the Company shall pay the Placement Agent a fee of $75,000 (“Termination Fee”) within 5 working days of such termination. The Placement Agent shall not be entitled to any Termination Fee if the Placement Agent terminates this agreement.

7)
Right of Participation. In the event there is a minimum of four million dollars of Securities sold in the Offering, excluding Securities sold to purchasers that were introduced to Viewtrade by Arthur Greenberg Jr., a current shareholder of the Company or Christopher Greenberg, a current member of the Board of Directors and shareholder of the Company, the Company agrees that for a period of twenty four (24) months from the date of the final Closing of the Offering, ViewTrade shall have a right of participation to act as the lead manager or lead placement agent or co-manager or co-placement agent with a minimum of 50% of the economics with respect to any public or private sale of any securities of the Company or any of its subsidiaries. In connection with such right, the Company covenants and agrees to furnish ViewTrade in writing with the terms and conditions of any bona fide proposed private or public sale of securities to be made by the Company or any of its subsidiaries, and the name and address of such person, entity, representative, broker or dealer proposing to effectuate such sale, together with all compensation terms. ViewTrade shall have the right within twenty (20) days from such notification by the Company to notify the Company whether ViewTrade will exercise its right to affect such proposed financing. In the event ViewTrade declines to exercise its right of participation, such action shall only relate to the financing and terms and conditions contained in the specific notice furnished to ViewTrade and not to any other proposed future financing.

8)
Certain Placement Procedures.  The Company and the Placement Agent each represents to the other that it has not taken, and the Company and the Placement Agent each agrees with the other that it will not take any action, directly or indirectly, so as to cause the Offering to fail to be entitled to rely upon the exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended (the “Act”).  In effecting the Offering, the Company and the Placement Agent each agrees to comply in all material respects with applicable provisions of the Act and any regulations thereunder and any applicable state laws and requirements.  The Company agrees that any representations and warranties made by it to any Investor in the Offering shall be deemed also to be made to the Placement Agent for its benefit.  The Company agrees that it shall cause any opinion of its counsel delivered to any Investors in the Offering also to be addressed and delivered to the Placement Agent, or to cause such counsel to deliver to the Placement Agent a letter authorizing it to rely upon such opinion.

9)
Indemnification.  The Company agrees to indemnify the Placement Agent and the Placement Agent agrees to indemnify the Company, in each case in accordance with the indemnification and other provisions attached to the Agreement as Exhibit A (the “Indemnification Provisions”), which provisions are incorporated herein by reference and shall survive the termination or expiration of the Agreement.

10)
Other Activities.  The Company acknowledges that ViewTrade has been, and may in the future be, engaged to provide services as an underwriter, placement agent, finder, advisor and investment banker to other companies in the industry in which the Company is involved.  Subject to the confidentiality provisions of ViewTrade contained in Section 2 hereof, the Company acknowledges and agrees that nothing contained in this Agreement shall limit or restrict the right of ViewTrade or of any member, manager, officer, employee, agent or representative of ViewTrade, to be a member, manager, partner, officer, director, employee, agent or representative of, investor in, or to engage in, any other business, whether or not of a similar nature to the Company’s business, nor to limit or restrict the right of ViewTrade to render services of any kind to any other corporation, firm, individual or association; provided that ViewTrade and any of its member, manager, officer, employee, agent or representative shall not use the Information to the detriment of the Company.  ViewTrade may, but shall not be required to, present opportunities to the Company.

11)
Governing Law; Jurisdiction; Waiver of Jury Trial.  This Agreement will be governed as to validity, interpretation, construction, effect and in all other respects by the internal law of the State of Florida.  The Company and ViewTrade each agree that any legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted exclusively in the state of Florida waives any objection to the venue of any such suit, action or proceeding, and the right to assert that such forum is an inconvenient forum, and irrevocably consents to the jurisdiction of the Florida in any such suit, action or proceeding.  Each of the Company and ViewTrade further agrees to accept and acknowledge service of any and all process that may be served in any such suit, action or proceeding in Florida and agree that service of process upon it mailed by certified mail to its address shall be deemed in every respect effective service of process in any such suit, action or proceeding.  The parties hereby expressly waive all rights to trial by jury in any suit, action or proceeding arising under this Agreement.

12)
Securities Law Compliance.  The Company, at its own expense, will use its best efforts to obtain any registration or qualification required to sell any Securities under the Blue Sky laws of any applicable jurisdictions.

13)
Representations and Warranties of the Company and ViewTrade.  The Company and ViewTrade each respectively represent and warrant that:  (a) it has full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder; (b) this Agreement has been duly authorized and executed and constitutes a legal, valid and binding agreement of such party enforceable in accordance with its terms; and (c) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby does not conflict with or result in a breach of (i) such party’s certificate of incorporation or by-laws or (ii) any agreement to which such party is a party or by which any of its property or assets is bound.

14)
Representations and Warranties of Placement Agent.  Placement Agent is entering into this Agreement with the Company and Placement Agent’s performance of the services do not and will not conflict with or result in any breach or default under any other agreement to which Placement Agent is subject.  Placement Agent is, and at all times during the term of this Agreement shall be, a broker-dealer registered with the United States Securities and Exchange Commission.  Placement Agent shall perform the services in compliance with all applicable federal, state, and local laws and regulations, including, but not limited to, the Securities Act of 1933, as amended and any applicable state securities laws or laws of any foreign jurisdiction.

15)
Parties; Assignment; Independent Contractor.  This Agreement has been and is made solely for the benefit of ViewTrade and the Company and each of the persons, agents, employees, officers, directors and controlling persons referred to in Exhibit A and their respective heirs, executors, personal representatives, successors and assigns, and nothing contained in this Agreement will confer any rights upon, nor will this Agreement be construed to create any rights in, any person who is not party to such Agreement, other than as set forth in this paragraph.  The rights and obligations of either party under this Agreement may not be assigned without the prior written consent of the other party hereto and any other purported assignment will be null and void.  ViewTrade has been retained under this Agreement as an independent contractor, and it is understood and agreed that this Agreement does not create a fiduciary relationship between ViewTrade and the Company or their respective Boards of Directors.  ViewTrade shall not be considered to be the agent of the Company for any purpose whatsoever and ViewTrade is not granted any right or authority to assume or create any obligation or liability, express or implied, on the Company’s behalf, or to bind the Company in any manner whatsoever.

16)
Validity.  In case any term of this Agreement will be held invalid, illegal or unenforceable, in whole or in part, the validity of any of the other terms of this Agreement will not in any way be affected thereby.

17)
Counterparts.  This Agreement may be executed in counterparts and each of such counterparts will for all purposes be deemed to be an original, and such counterparts will together constitute one and the same instrument.

18)
Notices.  All notices will be in writing and will be effective when delivered in person or sent via facsimile and confirmed by letter, to the party to whom it is addressed at the following addresses or such other address as such party may advise the other in writing:

To the Company:	R. Alan Kelley Midwest Energy Emissions Corp. 500 West Wilson Bridge Road Suite 140 Worthington, Ohio 43085

To ViewTrade:	Douglas K. Aguililla ViewTrade Securities, Inc. 7280 W. Palmetto Park Rd. #105 Boca Raton, FL 33433

19)
Best Efforts Engagement for Capital Raising.  It is expressly understood and acknowledged that ViewTrade’s engagement for the Offering does not constitute any commitment, express or implied, on the part of ViewTrade or of any of its affiliates to purchase or place the Company’s securities or to provide any type of financing and that the Offering will be conducted by ViewTrade on a “best efforts” basis.

20)
Press Announcements. The Company agrees that ViewTrade shall, upon a successful transaction, subject to applicable law, have the right to place advertisements in financial and other newspapers and journals at its own expense describing its services to the Company hereunder, provided that ViewTrade shall submit a copy of any such advertisement to the Company for its approval, such approval not to be unreasonably withheld, conditioned or delayed.

[Signature Page Follows]

If the terms of our engagement as set forth in this letter are satisfactory to you, please sign and date the enclosed copy of this letter and return it to us.

MIDWEST ENERGY EMISSIONS CORPORATION		VIEWTRADE SECURITIES INCORPORATED

By:	/s/ R. Alan Kelley	By:	/s/ Douglas K. Aquililla
	R. Alan Kelley		Douglas K. Aguililla
	President		Director, Investment Banking

[Signature Page to Placement Agent Agreement]

Exhibit A

INDEMNIFICATION PROVISIONS

In the performance of its services, the Placement Agent shall be obligated to act only in good faith, and shall not be liable to the Company for errors in judgment not the result of gross negligence or willful misconduct. The Company shall indemnify and hold harmless the Placement Agent against any and all liabilities, claims, lawsuits, including any and all awards and/or judgments to which it may become subject under the Securities Act of 1933, (the “Act”), the Securities Exchange Act of 1934, as amended (the “1934 Act”) or any other federal or state statute, at common law or otherwise, insofar as said liabilities, claims and lawsuits (including costs, expenses, awards and/or judgments) arise out of, or are in connection with the services rendered by the Placement Agent or any transactions in connection with this Agreement, except for any liabilities, claims and lawsuits (including awards and/or judgments), arising out of gross negligence, willful misconduct or willful omissions of the Placement Agent. In addition, the Company shall also indemnify and hold harmless the Placement Agent against any and all reasonable costs and expenses, including reasonable counsel fees, incurred relating to the foregoing.

The Placement Agent shall give the Company prompt notice of any such liability, claim or lawsuit which the Placement Agent contends is the subject matter of the Company’s indemnification and the Company thereupon shall be granted the right to take any and all necessary and proper action, at its sole cost and expense, with respect to such liability, claim and lawsuit, including the right to settle, compromise and dispose of such liability, claim or lawsuit, excepting there from any and all proceedings or hearings before any regulatory bodies and/or authorities.

The Placement Agent shall indemnify and hold the Company harmless against any and all liabilities, claims and lawsuits, including any and all awards and/or judgments to which it may become subject under the Act, the 1934 Act or any other federal or state statute, at common law or otherwise, insofar as said liabilities, claims and lawsuits (including costs, expenses, awards and/or judgments) arise out of, or are based upon gross negligence, willful misconduct or willful omissions of the Placement Agent. In addition, the Placement Agent shall also indemnify and hold the Company harmless against any and all reasonable costs and expenses, including reasonable counsel fees, incurred relating to the foregoing.

The Company shall give the Placement Agent prompt notice of any such liability, claim or lawsuit which the Company contends is the subject matter of the Placement Agent’s indemnification and the Placement Agent thereupon shall be granted the right to take any and all necessary and proper action, at its sole cost and expense, with respect to such liability, claim and lawsuit, including the right to settle, compromise or dispose of such liability, claim or lawsuit, excepting there from any and all proceedings or hearings before any regulatory bodies and/or authorities.